Hennessy Advisors, Inc.

Exhibit 23.2


                           Independent Auditor's Consent





The Board of Directors
Hennessy Advisors, Inc.:


We consent to the incorporation by reference in the registration statement No. 333-98203 on Form S-8 of Hennessy Advisors, Inc. of our report dated November 4, 2002, with respect to the balance sheet of Hennessy Advisors, Inc. as of September 30, 2002, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended, which report appears in the 2003 Annual Report on Form 10-KSB of Hennessy Advisors, Inc.


/s/ KPMG LLP

KPMG LLP
San Francisco, California
December 19, 2003







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